EMPLOYMENT AGREEMENT
                        dated as of August 21, 1996,
                                  between
               MESA INC., a Texas corporation (the "Company"),
                                    and
             IRA JON BRUMLEY (the "Employee"), a Texas resident.


                 WHEREAS, the Company has determined that the Employee's services are important to it and it therefor wishes to provide for the secure continued employment of the Employee and to formalize its agreements with the Employee on the scope of his duties, his compensation and the obligations of the Company and the Employee should the Company cease to employ the Employee;

                 NOW, THEREFORE, the Company agrees to employ the Employee, and the Employee agrees to be employed, upon the following terms and conditions:

       1. The Company shall employ the Employee as Chief Executive Officer and Chairman of the Board for the Term (as hereinafter defined), with such duties, commensurate with such offices, as shall be reasonably assigned to him by the Board of Directors of the Company (the "Board").
  During the Term, the Employee shall devote substantially all of his attention, knowledge, skill and working time to the business of the Company and to the promotion of its interests (with the exception of absences because of vacations or illness). During the Term, the Employee will not engage in, be employed by, be a director of (excluding service as a director of North Central Oil) or otherwise directly or indirectly be interested in (other than Employee's ownership of equity securities of Cross Timbers Oil Company and Cross Timbers Royalty Trust, Employee's indirect interest in DNR-MESA Holdings, L.P., and other than through ownership of not more than one percent of any other entity's publicly traded equity interests), any business or activity competing with or of a nature similar to the business of the Company and will not take part in any activities materially detrimental to the best interests of the Company. During the Term, Employee's principal business office shall be located at the Company's office at 1400 Williams Square West, 5205 N. O'Connor Boulevard, Irving,
  Texas 75039, with appropriate secretarial and other support services, but Employee, at his option, may also maintain an office in Fort Worth, Texas, or work from his home, from time to time, it being understood that Employee is not required to be at the Company's offices in Irving, Texas, each working day.

       2. During the first year of the Term, the Company shall pay the Employee a base salary of $500,000 per year (payable periodically in accordance with the Company's regular payroll practices), subject to any required deductions or withholdings. During the second year of the Term, Employee's base salary shall be increased, but not decreased, in the discretion of the Board, but not less than the percentage increase in the cost of living for the year 1996.

       3. The Employee shall be entitled to such reasonable vacations during each year of his employment hereunder as may be allowed by the Board in accordance with its general practices applicable to the Company's senior executives.

       4. The Company shall reimburse the Employee for all reasonable and necessary travel and other business expenses (properly documented) that he incurs in the course of his duties during the Term. Such reimbursable expenses shall include those incurred by Employee's spouse when she accompanies him on business travel. The Company shall also provide a suitable automobile and driver for Employee's commute to and from the Company's offices and local business travel.

       5.       (a)     The term of the Employee's employment pursuant to this
  Agreement (the "Term") shall be from the date hereof to the earliest of (i) the second anniversary of the date hereof, (ii) the Employee's voluntary termination of employment, (iii) the death of the Employee or (iv) the termination of his employment by the Company pursuant to Paragraph 6.

                (b) In addition to the payment of Employee's salary pursuant to Paragraph 2, if the Employee's employment is terminated by the Company prior to the expiration of the Term, other than under circumstances described in Paragraph 6, or if Employee terminates his employment for good reason, as provided in Paragraph 7, Employee shall be entitled to a severance payment in accordance with the following schedule:

                Termination Occurring                    Amount of Payment

                Within 1 year of date hereof                $1,600,000
                More than 1 year, but less than 18 months   $1,200,000
                At least 18 months                          $  800,000

       6. The Company may terminate the employment of the Employee at any time for "cause," which shall mean (i) the willful and continued failure by Employee to attempt to perform substantially his duties with the Company (other than such failure resulting from Employee's incapacity due to physical or mental illness), (ii) commission of a material willful breach of the terms of this Agreement, (iii) gross negligence or willful misconduct in the performance of assigned duties or (iv) conviction of a felony or other crime involving fraud or moral turpitude. Any such termination shall occur only after at least 90 days' written notice by the Board of Directors of the Company to the Employee, which notice shall specifically identify the cause for termination and shall include, in any instance other than under clause
  (iv) above, a demand for cure by the Employee. If Employee fails to eliminate the cause for termination within the 90-day period, his termination shall then be effective.

        7. At any time during the Term, Employee shall be entitled to terminate his employment for "good reason" which for the purposes of this Agreement shall mean (i) a reduction or diminution of his position, titles, offices, duties, responsibilities or status with the Company without cause and without the Employee's express written consent, (ii) a reduction by the Company in the Employee's base salary in effect at the time in accordance with Paragraph 2 hereof, (iii) relocation of the Company's executive offices to a site outside Dallas County or Tarrant County, Texas or (iv) any other breach by the Company of its obligations under this Agreement, which the Company fails to cure within a reasonable period of time after receipt of written notice of such breach, which period is not to exceed 90 days unless agreed upon in writing by both parties. Any amount owing to Employee in such case pursuant to Paragraph 5(b) shall be paid to Employee within 10 business days following his termination of employment.

         8. The Employee shall be entitled to participate in such insurance, pension, profit-sharing and other benefits as are or may become available generally to executive officers and/or other employees of the Company on a basis comparable to that of such other executive officers and employees of the Company to the extent permitted by applicable laws or governmental regulations. Employee shall be entitled to participate in the Company's Stock Option Plan in accordance with the agreement entered into between Employee and the Company under that Plan. Employee shall be entitled to participate in the Company's retiree medical program without regard to any length of service requirement.

         9. The Employee shall be, and he represents that he is, free to enter into this Agreement with the Company, and not under any contractual restraint that would prohibit him from satisfactorily performing his duties to the Company hereunder.

       10. This Agreement shall inure to the benefit of and shall bind all successors to the Company by merger, consolidation or sale of all or substantially all of the Company's present principal business. This Agreement is personal to both parties and may not be assigned by either of them.

       11. Notice shall be given to the Company in writing at the office of the Company where the chief executive officer is located, with a copy of such notice to be sent to:

                         MESA Inc.
                         1400 Williams Square West
                         5205 N. O'Connor Boulevard
                         Irving, Texas  75039

                         Attention:    Associate General Counsel

                  Notice shall be given to Employee in writing at the office of the Company where the chief executive officer is located, with a copy of such notice to be sent to Employee at his residence and a second copy sent to:

                          Mr. Don C. Plattsmier
                          Kelly, Hart & Hallman, P.C.
                          201 Main Street, Suite 2500
                          Fort Worth, Texas 76102

       12. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

       13. This Agreement constitutes the full and complete understanding and agreement of the parties, supersedes all prior understandings and agreements between the Company and the Employee as to the employment of the Employee by the Company and cannot be amended, changed, modified or terminated in any respect, without the written consent of the parties hereto.

       14. This Agreement may be signed on more than one counterpart and by the different parties on separate counterparts and shall be binding as though signed on a single counterpart.

                 IN WITNESS WHEREOF, the Company and the Employee have caused this Agreement to be executed and delivered, all as of the date first above written.



                                           MESA INC.




                                           By:   \s\ Steve Gardner
                                           ----------------------------------

                                           Name:  Steve Gardner
                                           Title: Senior Vice President and

                                                    Chief Financial Officer





                                                  \s\ I. Jon Brumley
                                           ----------------------------------

                                           Employee